EXHIBIT 99.1

Lindsay Gardner Joins IZEA Board of Directors

Orlando, Florida (December 11, 2013) - IZEA, Inc. (OTCQB: IZEA), the leader in Sponsored Social, today announced the appointment of Lindsay Gardner to the company’s Board of Directors. Mr. Gardner has 25 years of executive management and leadership experience at companies ranging from technology startups to the world’s largest media and entertainment companies.

“Lindsay joined IZEA’s Strategic Advisory Board in June of this year and has taken an active role in providing guidance to the company,” said Ted Murphy, Chairman and Chief Executive Officer of IZEA. “We are delighted to have Lindsay join the company in a more formal role as IZEA continues to grow.”

Currently, Mr. Gardner is Senior Advisor to Oaktree Capital Management, a Los Angeles-based private equity firm with $80 billion under management. Since May 2010, he has focused on global buyout opportunities in the technology, media and telecommunications sectors, as well as providing strategic support to various Oaktree portfolio companies.

In addition, Gardner maintains a robust strategic advisory practice focused on media acquisition, distribution and partnerships. Since 2011 alone, he has advanced the business plans of Miramax, Tribune, Discovery, AMC Networks, and a range of other broadcasters, distributors and programmers.

Mr. Gardner is a co-owner of the Memphis Grizzlies NBA basketball team as well as a co-founder of several technology and media companies, including media data-transfer firm Porto Media, China-based Reach Media, and Channel Islands, which builds cloud-based end-to-end advertising systems for television networks and cable providers.

Until mid-2007, Gardner was President of Affiliate Sales and Marketing for Fox Networks. During his tenure, he built Fox’s cable network portfolio from a handful of small channels into one of the industry’s largest, most diverse and most profitable content companies, launching more than a dozen networks, including three that surpassed 20 million subscribers in their first year of operation.

“Ted and his team are building an asset with extraordinary reach and capabilities and my friends at our industry’s most forward-looking companies are taking notice,” said Gardner. “I am eager to be a resource for Ted and IZEA’s shareholders during this next wave of growth.”

A graduate of the MBA program at The Wharton School of the University of Pennsylvania, Mr. Gardner received his Bachelor of Arts in Economics from Brandeis University.

About IZEA
Founded in 2006, IZEA is the pioneer of Social Sponsorship. The company builds cloud-based marketplaces that connect brands with creators who blog, tweet, pin, and post on their behalf. Brands receive influential consumer content and engaging, shareable stories that drive awareness. Creators are compensated for their participation and partnership. For more information about IZEA, visit http://corp.izea.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on IZEA’s expectations and are subject to a number of risks and uncertainties, certain of which are beyond IZEA’s control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, competitive conditions in the social media sponsorship segment in which IZEA operates, failure to popularize one or more of the marketplace platforms of IZEA and general economic conditions that are less favorable than expected.  In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this respect will in fact occur. Please read the full statement and disclosures here: http://izea.com/safe-harbor-statement.

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Diane Schreiber
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